Exhibit 16

LETTERHEAD

March 3, 2006

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01(a) of Form 8-K for the event that occurred on March 1, 2006, to be filed by our former client, CN Bancorp, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

/s/ Beard Miller Company LLP

Beard Miller Company LLP
Baltimore, Maryland